Exhibit (a)(1)(I)

CONFIRMATION OF RECEIPT OF ELECTION/ WITHDRAWAL FORM

Your facsimile of     (date)         with regard to your [election/withdrawal] form relating to SAVVIS, Inc.’s Offer to Exchange Certain Outstanding Stock Options for New Stock Options has been received by Fidelity Stock Plan Services. Please retain your original form for your records.

You can contact a Fidelity Stock Plan Services Representative by calling:

USA Eligible Employees – 1-800-544-9354, between 5:00 p.m. Sundays through Midnight on Fridays, Eastern Time.

UK Eligible Employees – 1-800-544-0275, local times 8:00 a.m. to 8:00 p.m. Monday through Friday